Exhibit 4.2

                           CERTIFICATE OF AMENDMENT

                                      OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                           THE WARNACO GROUP, INC.

                         (Pursuant to Section 242 of
                         the General Corporation Law
                          of the State of Delaware)

                                  * * * * *

                    The undersigned, being the Chairman of the Board of The Warnaco Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                    1. The first paragraph of Article Fourth of the Restated Certificate of Incorporation of this corporation is hereby amended to read in its entirety as follows:

                    "FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 75,000,000 of which 65,000,000 shares shall be Class A Common Stock, par value $0.01 per share ("Class A Common Stock" or "Common Stock"), and 10,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock").

                    2. Sections (C) and (D) of Article Fourth of the Restated Certificate of Incorporation of this corporation are hereby deleted and the following new section (C) is inserted in lieu thereof:

                         "(C)  The Board of Directors is hereby
                    empowered to authorize by resolution or
                    resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware law."

                    3.   The aforesaid amendment has been duly
          approved by the Board of Directors of this corporation and duly approved by a majority of the outstanding stock entitle to vote thereon.

                    4. The aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                    IN WITNESS WHEREOF, the undersigned has
          executed this certificate and has caused this certificate to be attested by Stanley P. Silverstein, the Secretary of this corporation, this 17th day of June 1993.

                                        /s/ Linda J. Wachner
                                        _________________________
                                        Linda J. Wachner
                                        Chairman of the Board of
                                        Directors

          ATTEST:

          By: /s/ Stanley P. Silverstein
             ____________________________
             Stanley P. Silverstein
                 Secretary